Exhibit 14.1

CODE OF Business Conduct & Ethics

Message from Our CEO At Valero, we relentlessly pursue excellence and embrace the highest standards of responsible operations, recognizing integrity is critical to our ongoing success. As a result, we have prioritized safety, environmental stewardship, community engagement and employee programs since our formation. Our unique culture drives our Company’s success and is the consistent thread that ties us all together. As we stay committed to advancing the future of transportation fuels, it is also important to reflect on the commitment we have to maintaining the highest standards of ethical behavior. Our strong corporate governance policies and practices provide accountability and responsiveness to our employees, officers, directors and stakeholders. The Valero Code of Business Conduct and Ethics covers a wide range of business practices. Its purpose is to describe principles that we must follow as we conduct business in a fair, compliant, ethical and honest way. An ethical workplace doesn’t “just happen.” It takes consistent hard work and commitment from all of us. As a global Company with operations in the U.S. and abroad, we have a responsibility to uphold the standards in the Code. We also expect our business partners and individuals working on our behalf to be guided by the standards set forth in our Code. We should never be afraid to speak up, because doing so addresses problems and mitigates risk. Retaliation of any kind against employees who have, in good faith, raised or reported suspected violations of the Code will not be tolerated. While the Code cannot anticipate every question or concern we may have, it is important to know that there are resources available should we find ourselves in a situation where the best course of action is uncertain. Using the Code as our guide, we can uphold our commitment to Do the Right Thing every day. Thank you for your continued commitment to safety, excellence and integrity. Joe Gorder, Chairman and Chief Executive Officer 2    Valero Code of Business Conduct & Ethics

Our Vision and Cultural Values The world requires reliable, affordable and sustainable energy, and at we are committed to advancing the future of energy through innovation, ingenuity and unmatched execution. To achieve this vision, we are guided by the five interlocking values of our Guiding Principles – Safety, Environment, Community, Employees and Governance. In addition, who we are and how we do our work is what defines us. We truly believe that it is our culture that has made Valero successful and a great place to work. We continually cultivate teams that are inclusive and results-driven, and that celebrate every employee’s strengths and ideas. Valero’s deeply rooted Cultural Values – Safety, Accountability, Teamwork, Excellence, Do the Right Thing and Caring – are the elements that tie us all together, and are also the elements that drive our performance and the Company’s success. As an employee, you are responsible for demonstrating Valero’s Cultural Values through your behaviors and everyday interactions with others. Valero’s Cultural Values Safety Teamwork Do the Right Thing Accountability Excellence Caring 3

Our Code Our Code of Business Conduct and Ethics (“Code”) describes the Valero standards for how we operate, incorporating our Cultural Values into the way we make decisions. It provides the guidance for our day-to-day work and the behaviors expected of us, as well as our legal and ethical responsibilities. It also reinforces our commitment to high ethical standards and our unwavering requirement that we act with integrity toward Each Other, our Shareholders, the Marketplace and our Business Partners. Our Code applies to all Valero employees, officers and members of the board of directors. For this reason, “Valero” or “Company” refers to Valero and each of its wholly owned subsidiaries, and “we” and “our” refers to all employees, officers and directors. In addition, Valero expects our business partners – namely our contractors, subcontractors, consultants, agents, distributors, suppliers, representatives and other entities or individuals acting on behalf of the Company – to follow standards equivalent to our Code. The Code is supplemented by Valero’s policies and procedures. We are to operate every day within the Code as well as with all applicable laws and regulations. 4    Valero Code of Business Conduct & Ethics

TABLE of Contents COMMITMENT to Shareholders 2 • Message from Our CEO 14 • Business Records and Internal Controls 3 • Our Vision and Cultural Values 15 • Protecting Company Assets 4 • Our Code 15 • Information Security 16 • Conflicts of Interest and Corporate INTRODUCTION Opportunities 16 • Insider Trading 6 • Resources to Ask Questions and Report Concerns 17 • External Communications 7 • Responsibilities 8 • Disciplinary Action COMMITMENT 9 • Commitment to Non-Retaliation to Business Partners 9 • Expectations of Supervisors Expectations of Business Partners and Management 19 • Gifts and Entertainment 9 • Waiver COMMITMENT COMMITMENT to the Marketplace to Each Other Anti-Bribery and Anti-Corruption 10 • Health, Safety and Environment 21 • Anti-Money Laundering 11 • Workplace Environment 22 • Antitrust, Fair Dealing and Competition 12 • Community 23 • International Trading 13 • Human Rights 23 • Anti-Boycott 13 • Data Privacy 24 • Participating in Political Activities 25 • Our Culture In Action 5

INTRODUCTION Resources to Ask Questions and Report Concerns This Code is a guide for making ethical business decisions. While the Code cannot provide an answer for every situation, it is important to know that there are several resources available to address any questions or concerns about suspected or known unethical behavior. In these situations, you are encouraged to seek guidance and report your concerns by contacting: • Your supervisor or another manager you trust • Your Human Resources Generalist How to reach the • The Compliance Department at 210-345-5800 or LegalCompliance@valero.com Ethics Helpline • Valero’s confidential ‘Ethics Helpline,’ by phone or online The Ethics Helpline is a confidential external helpline that is available toll-free, 24 hours a day, seven days a week and in local languages. You may choose to remain anonymous, where the law permits, but disclosing your identity allows the Company to follow up with requests for more information when necessary. When EthicsHelpline.Valero.com you contact the Ethics Helpline by phone, a trained third party representative will listen to your concerns, ask some questions and then review the information with you to ensure it is accurate. 855-219-2495 Individuals may also submit their questions or claims, while still within the U.S. and Canada (if calling from elsewhere, use the remaining anonymous, by visiting the website. numbers listed on the website) Jessica makes a report through the Ethics Helpline because she suspects one of her co-workers is stealing from Q the Company. At the end of the week, the person she named is still working in her department. Are reports to & the Ethics Helpline investigated and employees disciplined or dismissed by violating ethics or the Code? Yes. All reports are investigated fairly and thoroughly, so they can take some time to complete. The Company takes A compliance and ethics very seriously. Once a theft or fraud accusation is confirmed, termination of employment is the standard procedure. 6    Valero Code of Business Conduct & Ethics

Responsibilities The purpose of the Code is to guide you in practice, procedure and in spirit and help you to make ethical decisions. Although our Code discusses a number of areas, it is sometimes difficult to know if a violation has occurred or is occurring. Understand your responsibility and approach situations with the following steps in mind: Understand the Code. Use your judgment. Ask questions and 1 4 seek guidance if you are unsure whether a behavior is unethical. Be informed. Educate yourself about Valero’s policies and Report any suspected or known 2 procedures located on the 5 unethical behavior. Feel confident Compliance section on myValero. knowing your questions or concerns will be held in confidence. Maintain appropriate ethical 3 behavior at all times, even when 6 Participate in ethics and compliance no one is watching. training. As a Company, we seek business partners who share our same dedication to integrity. If you are responsible for selecting or interacting with third parties working on behalf of the Company, it is expected that those third parties adhere to the same high standards of ethical behavior that we expect from ourselves. For those employed at our operations abroad, this Code also applies to you, but it is important to note that certain sections of this Code may conflict with local laws and regulations. If you feel there is a conflict, you are encouraged to seek advice from the Compliance Department or your local Human Resources Generalist. And remember, if local law imposes stricter requirements than those described in the Code, you must comply with those more stringent local laws or regulations. 7

Reporting suspected or known unethical behavior allows our Company to investigate potential misconduct or stop behavior that does not preserve Valero’s highest standards for business ethics and integrity. If you are ever involved in an investigation, you have an obligation to cooperate fully with Valero and provide truthful and accurate information. You must never alter or destroy documents or evidence in order to prevent or hinder an investigation, and you must comply with all document preservation notices. If you are contacted by a government regulator or an external party in connection with a potential compliance issue, you must notify the Compliance Department or your supervisor immediately so that Valero is made aware of the contact and can provide you support, if appropriate. Disciplinary Action Valero takes all reports of potential violations of the law, our Code and Company policies very seriously, regardless of how they are reported. Valero is committed to ensuring that all such reports are reviewed discreetly, confidentially and professionally in order to determine the appropriate course of action. In the event an investigation reveals that a violation of our Code, our Company policies or the law has occurred, Valero will respond as it deems appropriate or necessary, consistent with our Code, Company policies and the law. Depending on the circumstances, individuals may be subject to disciplinary action, up to and including termination, and may also be subject to civil or criminal prosecution. 8    Valero Code of Business Conduct & Ethics

Commitment to Non-Retaliation At Valero, we will not tolerate unfair treatment or retaliation against any employee who raises concerns or reports a potential compliance issue. Those who raise concerns or report a potential compliance issue in good faith will not be disciplined, threatened, harassed, or in any other manner retaliated against for doing so. If you feel you or someone else is being retaliated against, report your concerns immediately. Anyone who engages in or condones such retaliation is subject to disciplinary action, up to and including termination. Expectations of Supervisors and Management Supervisors and management have additional expectations and requirements when it comes to leading responsibly. If you are in a supervisory or management role, you are expected to: Adhere to the Code and lead by Ensure our commitment of non-1 example. 4 retaliation is always being honored. Ensure that those who report to you Respond promptly. Don’t delay in are aware of their responsibility of reporting any suspected or known 2 adhering to the Code and how to 5 violation of this Code, Company policy, report unethical behavior. regulation or law through the channels Be supportive. Create and promote described in this document. a comfortable work environment 3 where questions and concerns can be discussed openly. Waiver This Code cannot be waived except as expressly provided for by the board of directors. 9

COMMITMENT to Each Other Employees are our greatest asset and most competitive advantage. We foster a culture that supports diversity and inclusion, and provides a safe, healthy and rewarding work environment with opportunities for growth. This begins with treating each other with respect. We set high standards that govern how we interact with our customers, suppliers, vendors, communities, colleagues and other members of the public at all times. Health, Safety and Environment Safety is the foundation for our success. Each of us is expected to do our job in accordance with this commitment by taking responsibility for maintaining a safe and healthy workplace, in addition to taking precautions to protect ourselves and others from unsafe conditions. We must also ensure that we follow Valero’s safety rules and practices for all employees and contractors on our premises and promptly report all accidents, injuries and unsafe equipment or conditions to a supervisor, or the local Health, Safety and Environmental (HSE) team. Violent or threatening behavior by employees or anyone on Company premises is prohibited. In addition, we are committed to a workplace free of substance abuse, as it increases the potential for accidents, substandard performance and damage to our reputation. We are committed stewards of the environment, focused on being the safest and most reliable operator in our industry. We care about our employees, contractors and the communities where 10    Valero Code of Business Conduct & Ethics

we live and work. Through operational excellence, we further our environmental stewardship by reducing and preventing waste, emissions and releases in our facilities, as well as protecting the environment with sound environmental management systems. We also are committed to ensuring that we properly handle, transport and dispose of all materials, products and waste from our operations. To report an HSE violation or concern, contact the HSE team or the Ethics Helpline immediately. Workplace Environment In support of our safe, healthy and rewarding work environment, we are committed to providing equal opportunity in all aspects of employment and base employment-related decisions on relevant job qualifications, merit, performance and other job-related factors. We do not tolerate workplace discrimination based on race, ethnicity, religion, sex, sexual orientation, disability, gender identification, age or any other status protected under applicable law, or harassment of any kind. We must always strive to avoid any actions or words that might be interpreted as inappropriate or unwelcomed. This includes sending, accessing or storing unprofessional, harassing, threatening or obscene material while at work or at any time on Company assets. Jonathan is tired from working in 100-degree heat all day. He took a load of hazardous waste cans to the disposal area. When he got back inside, he noticed another can that needed to be disposed of. Since it is a Q small amount, can he throw it in the trash just this one time to save another trip outside? & No. Jonathan should take it to the disposal area. Throwing hazardous waste in the trash is against the law and against our policies. He may be putting the Company in an unlawful situation and exposing Valero to A environmental fines. Employees who violate environmental policies and/or regulations will be subject to disciplinary action, up to and including termination of employment. 11

Regardless of whether we are operating or doing business in the U.S. or abroad, our policy prohibits any behavior that creates an intimidating, offensive or demeaning environment. If you feel you have experienced or observed discriminatory or harassing behavior, immediately contact your supervisor, your Human Resources Generalist or the Ethics Helpline. Community We are committed to being a good neighbor by sharing our success with the communities where we live and work through volunteerism, community investments and the economic support of being a good employer. We have a rich history of being a strong community partner. We connect with stakeholders to identify needs and develop solutions by regularly engaging with our communities to share information and work cooperatively. As we consider new projects or evaluate existing operations, a risk-based approach is used to mitigate any areas of concern and ensure community needs are being addressed. Last week a team leader position opened in Steve’s department. One of his employees said she is going Q to apply for the job. She is in her 60s and has already told Steve she plans to retire in a year. What should & Steve do? Steve should welcome her application. Denying a promotion based on age is discrimination. At Valero, all A employment-related decisions are based on relevant job qualifications, merit, performance and other job-related factors. 12    Valero Code of Business Conduct & Ethics

Policies supporting our Commitment to Each Other: Human Rights Policy Health, Safety & Environmental Policy Other policies available in the Compliance section on myValero Human Rights Our commitment to each other extends to our global community. We recognize the dignity, value and worth of all human beings around the world. We are committed to advancing the respect of human rights around the world by following all applicable labor laws and regulations consistent with the Universal Declaration of Human Rights and promoting transparency within Valero’s supply chains. Data Privacy Preserving the privacy of the data entrusted in us by our employees and customers is critically important. When we collect, keep or transfer personal or sensitive information, we must do so in accordance with all applicable laws and legal requirements and ensure we are always respecting the privacy of personal information. This includes information disclosed by our customers and suppliers, such as home addresses, payroll information and employment records. Maria works in the Human Resources Department and is facing a critical deadline dealing with employee Q benefits. Maria has upcoming business travel over the next few days and decides that she will try to make the most of her time by working from her laptop during the trip. Do you have any words of advice for & Maria while she juggles her deadlines and travel schedule? A When dealing with any Company information, especially confidential business information or sensitive, personally identifiable information, Maria should exercise extreme caution with displaying such material on her screen or discussing topics in public. When traveling outside of our home office network and in open settings, we should always take extra care to limit unintended breaches of private and confidential data. 13

COMMITMENT to Shareholders On behalf of our shareholders, we seek to deliver operational excellence, disciplined management of capital and long-term value on a foundation of strong governance and ethical standards. Business Records and Internal Controls Valero requires honest and accurate reporting of information in order to make appropriate and responsible business decisions. We must do our part to make certain that all data or information submitted for Company records and operating reports is accurate, complete and reliable. This includes such records as lab test results, financial documents, expense reports and timekeeping records. Effective internal controls related to financial reporting and the safeguarding of assets are required to ensure the Company’s financial statements are accurate, complete and maintained in accordance with generally accepted accounting principles and in conformity with applicable legal requirements. Employees must never intentionally delay recording transactions or intentionally record incorrect, incomplete or misleading information or reports about any transaction or business. These records and information are valuable Company assets and are identified, maintained and safeguarded as an essential part of the operation of Company business. Records are to be retained in compliance with the Company’s record retention policy. If you notice any accounting or auditing irregularities or incidents of fraud, you have a responsibility to report your observation using any of the resources provided in this Code. Keep in mind that you will be protected from any retaliation that results from a good faith report. Such issues involving a violation of 14    Valero Code of Business Conduct & Ethics

regulation, law or the Code are reported to the Audit Committee of Valero’s board of directors, which also oversees any investigations of concerns in this area. Protecting Company Assets In addition to Company records, we must also protect Valero’s physical assets, such as computer equipment, vehicles and supplies from loss, damage, misuse or theft. Company assets should never be taken from Company facilities, sold, disposed of or given away without proper approval. Valero’s intellectual property, including inventions, trademarks, patents, copyrights, proprietary information and third-party licenses must likewise be protected. Any information created in the course of employment with Valero belongs to Valero, and your obligation to protect the Company’s proprietary and confidential information continues even after your employment ends. Information Security Keeping Valero’s business information secure strengthens our business by preserving our intellectual property and building trust among our employees, customers and business partners. We must safeguard all confidential and nonpublic information, including but not limited to trade secrets, contracts and manufacturing information, as well as customer, employee and pricing data. We must also protect all passwords, user IDs, access cards and encryption or authentication keys. Our responsibility to safeguard this information continues even after employment ends. Tom is managing a capital project and encounters a technical challenge. To seek input from his industry Q peers, he is thinking about posting his issue on a professional social media site requesting advice. Do you & see an issue with this? Yes, Tom may be disclosing confidential Company information, which is strictly forbidden and by doing so, he A could be putting the Company at a disadvantage. Tom should consult his supervisor and the Legal Department prior to posting. 15

Conflicts of Interest and Corporate Opportunities A conflict of interest can arise when a person takes actions or has interests that may make it difficult to perform his or her job responsibilities objectively. Examples of such conflicts of interest include employment outside of the Company, taking personal advantage of business opportunities you learn about through your job, making business decisions that can benefit a relative or using Company information for personal gain. If your duties involve dealing with customers, suppliers and/or other business partners, you should pay particular attention to your actions and ensure they are in the best interest of Valero. It is equally important to avoid the appearance of a conflict of interest – a situation where a reasonable person might assume that you are not acting objectively on behalf of the Company. It is your responsibility to disclose a conflict of interest, or the appearance of one, to your supervisor, your Human Resources Generalist or the Compliance Department. Employees who knowingly fail to disclose a conflict of interest may be subject to disciplinary action, up to and including termination. Insider Trading All employees are responsible for keeping all material, nonpublic information about Valero confidential. This includes any information that has the potential to influence an investor to buy, sell or hold an interest in Valero’s stock, as well as information related to Valero’s trading activities. Any employee, director or business partner working on behalf of the Company who has access to such information is also prohibited from using that information for securities or commodities trading purposes. To use material, nonpublic information for personal financial benefit or to “tip” others who might make an investment or trading decision on the basis of such information is both unethical and unlawful. Jim, who works in procurement, overhears his colleague, Elaina, discussing a current engineering bid Q proposal with her brother, who works for a potential bidder. Jim is concerned because Elaina is providing & information that must not be shared with prospective bidders. What should Jim do? Jim should report Elaina’s behavior as a potential conflict of interest violation. Providing confidential information A to participants in a competitive bid damages the integrity of the selection process and is prohibited. 16    Valero Code of Business Conduct & Ethics

Policies supporting our Commitment to Shareholders: Code of Ethics for Senior Financial Officers Conflicts of Interest Policy Corporate Governance Guidelines Related Party Transactions Policy Other policies available in the Compliance section on myValero If you are unsure whether certain Company information is material or whether a trade in securities is permitted, you should contact the Legal Department or access the resources discussed in this Code. External Communications Our Code reinforces our commitment to high ethical standards and our unwavering requirement that we act with integrity toward Each Other, our Shareholders, our Business Partners and the Marketplace. In order to protect this reputation toward integrity, we must ensure that our communications with the public give an accurate picture of our operations and speak with a consistent voice. Only a designated Valero spokesperson may make public statements on behalf of our Company. If an investor, press or other public contact requests such information from you, even if the request is informal, you must refer them to a designated spokesperson or the Investor Relations or Corporate Communications departments. In addition, in this rapidly expanding world of electronic communications and social media, we must all be prudent and responsible with what we post online. We should consider the risks of posting anything online, and we must not post anything online that includes confidential Valero business data or information that is hostile, malicious, profane, unlawful or abusive. Personal privacy is not always protected on electronic communications systems and there should be no expectation of privacy when using Valero’s electronic communications systems. Use good judgment, and do not access, send a message or store any information that you would not want to be seen or heard by other individuals. Valero reserves the right to access and disclose any information or communication as necessary for legitimate business purposes, subject to applicable laws. Georgina updates her social media profiles on a regular basis. Mostly, she posts about her family, interests and Q hobbies. After completing a new project with her team, she posts a detailed account of their accomplishments & because she is very proud of her team’s initiatives and hard work. Do you see an issue with this? Yes, only a Company spokesperson is authorized to announce Company plans and new projects, including through A social media. Further, Georgina may have violated this Code and Company policies if her post included private and confidential Company data, and she should take down her post immediately. 17

COMMITMENT to Business Partners Our commitment to our business partners reflects not only Valero’s commitment to conduct itself ethically in our interactions with our business partners, but also our expectation and recognition of ethical conduct by our business partners so that collectively we embody Valero’s values in the marketplace. Expectations of Business Partners Our business partners are critical to our success and reliability, and we work collaboratively with them to promote optimal performance. At the same time, we must exercise good judgment when selecting vendors, subcontractors and other individuals or entities acting as representatives of our Company, seeking business partners that share our same dedication to integrity. Our corporate governance policies and practices provide accountability and responsiveness, setting a foundation for high standards of ethical business conduct. If you are responsible for selecting or interacting with business partners, it is expected that they adhere to the same high standards of ethical behavior that are expected from you. If you have concerns, you have a responsibility to Q Malcolm is a Valero employee and oversees contractors for a plantwide turnaround. One particular contractor company is consistently on schedule but Malcolm observes the contractor supervisor sexually harassing one of his & employees. Malcolm understands that sexual harassment is not acceptable at Valero, but since they are not Valero employees and are performing their duties on time, should he just let it go? A No, it is Valero’s expectation that our Code extends to our business partners. Malcolm should report his concerns to his supervisor or the Compliance Department and address his concerns with the leadership of the contractor company, reminding them of Valero’s Code and commitment to a safe and fair working environment. Such a violation may subject the contractor company to contractual remedies and, potentially, termination of the business relationship. 18    Valero Code of Business Conduct & Ethics

Policies supporting our Commitment to Business Partners: Gifts and Entertainment Policy Other policies available in the Compliance section on myValero report any misconduct by a vendor, subcontractor or other business partner to your supervisor, the Compliance Department or through the resources discussed in this Code. Gifts and Entertainment Giving and accepting business gifts and entertainment can help build and maintain good working relationships with our customers, suppliers and other business partners. However, given improperly, gifts and entertainment can potentially create a conflict of interest, improperly influence business decisions, impair our ability to compete openly and fairly, or put the Company in an unlawful situation. Further, strict rules apply when we conduct business with government officials and entities. Due to the sensitive nature of these relationships, refer to our Gifts and Entertainment Policy or talk with your supervisor to ensure compliance before offering or giving any gifts or entertainment to government officials. Giving or accepting a gift or entertainment is not appropriate if it creates a sense of obligation, puts you in a situation where you may appear biased, or if it takes place in the midst of a bidding process, regulatory agency decision or similar instance. A business decision should never be improperly influenced by a gift or entertainment. One of Valero’s longtime contracting companies invites Claude to go on a fishing excursion. This is Claude’s Q first time receiving this type of invitation, and he doesn’t want to get in trouble for accepting improper gifts & from a customer. Can he accept? Employees are allowed to accept business invitations to events, provided they are consistent with Valero’s guidelines A on permissible gifts and entertainment. Before Claude accepts this invitation, he should consult the guidelines and, if required, ask for pre-approval. 19

COMMITMENT to the Marketplace Our commitment to the marketplace reflects the extension of Valero’s values beyond our own facilities, offices and employees into the broader marketplace where we do business, interact and compete with third-party companies, individuals and governments. Valero is committed to conducting business and interacting with each of these third parties ethically, responsibly and lawfully in this broader marketplace. Anti-Bribery and Anti-Corruption As part of our commitment to strong corporate governance and maintaining the highest standards of ethical behavior, we do not tolerate the giving or receiving of bribes, kickbacks or any other type of improper preferential benefit anywhere we do business. Likewise, we do not allow our business partners or other individuals or organizations to offer bribes, kickbacks or improper benefits on our behalf. A bribe can include giving or receiving any item of value (e.g., money/cash, gift cards, gratuities, gifts, kickbacks, unauthorized rebates, meals, entertainment, trips, favors, loans, contributions or donations) to or from a person or entity to improperly influence any act or decision to obtain or retain business or to secure any advantage for Valero or otherwise improperly promote our business interests. 20    Valero Code of Business Conduct & Ethics

We have zero tolerance for corruption, and we must always operate with integrity. Doing business the right way not only helps us obey the law, but it also strengthens our relationships with our communities, our customers and our business partners. If you suspect unethical behavior or have questions related to this topic, contact the Ethics Helpline immediately. Anti-Money Laundering Money laundering refers to the process by which certain individuals or groups attempt to conceal illicit funds (funds obtained through illegal activities) or make the sources of these funds appear legitimate by passing the funds through common financial or commercial transactions. We are committed to combating money laundering, and we must avoid any activity that gives the appearance of it occurring. We accomplish this by being vigilant, looking for payment irregularities and promptly reporting suspicious activity. If you have a question or concern regarding a suspicious payment irregularity, contact your supervisor or access the resources discussed in this Code. Aisha manages the third-party agency that handles permits in international operations. One particular permit Q has taken longer than expected and her deadline is fast approaching. The agency offers to expedite the permit if Aisha approves an additional 10% in the next invoice, without providing any further details. What would you & recommend Aisha do in this situation? A Before approving the expense, Aisha should seek more information from the agency regarding what the 10% fee will cover and whether it relates to published expediting fees. Aisha should then seek support in assessing the appropriateness of the payment by notifying her supervisor and the Compliance Department immediately. 21

Antitrust, Fair Dealing & Competition We are committed to outperforming our competitors through fair and honest business practices and unmatched execution, not through unethical practices. We are to always deal fairly and respectfully with our competitors, suppliers and customers. We must always comply with all applicable antitrust and competition laws including, but not limited to, those prohibiting agreements between Valero and our competitors that affect prices, terms or conditions of sale, or fair competition. To compete fairly in the marketplace, we must show the same respect for the confidential information of our competitors that we show for our own. This means we may only gather and use market information that is obtained in a lawful and ethical manner, never through deception, theft, bribery or misrepresentation. Similarly, we may not retain or use a third party to unlawfully and unethically obtain confidential information. Nyle attends an industry conference and runs into peers from competitor companies. At a function during Q the conference, one of his peers keeps asking Nyle about Valero’s terms for a particular bid in an upcoming government contract for jet fuel. What kind of advice would you give Nyle about this situation? & Interactions with competitors are very delicate, and we should always comply with antitrust and competition laws. A Nyle should excuse himself from the function immediately and, while doing so, he should call attention to his departure so other peers will remember that he was not part of the conversation. Nyle should report this situation to his supervisor and the Compliance Department immediately. 22    Valero Code of Business Conduct & Ethics

International Trading As the largest global independent refiner, we transport products, supplies and raw materials across borders every day. In doing so, we must follow all laws, rules and regulations that govern these activities in all countries where we do business. These laws may include, but are not limited to, import-export controls, economic sanctions and trade embargoes. For questions regarding cross-border transactions, an updated list of any current sanctions or for any other questions about international trading, visit the Customs and International Trade section on myValero. Anti-Boycott A boycott is the refusal to deal with a person, organization or a country as an expression of protest. Valero is prohibited by law from cooperating with, or participating in, boycotts not supported by the U.S. government (such as the Arab League boycott of Israel). We are required to report any requests received to participate in boycotting activities. Promptly notify your supervisor or the Customs and International Trade Department, if you receive a boycotting request. Damian works on the trading floor and is looking to do business with a new company in Libya. Damian Q understands that Libya does not have countrywide sanctions that prohibit all trade within that country. & Can Damian move forward to set up the vendor in SAP? No. While Libya is not on a Country-Based Sanction list, entities within that country could have sanctions A against them. Making trades with a sanctioned entity violates U.S. sanction laws and can come with severe civil and criminal penalties. Before proceeding any further with this new vendor, Damian should reach out to the Customs and International Trade group to seek further guidance and support for conducting a thorough vetting process of this new vendor. 23

Participating in Political Activities We believe that constructive participation in the political process is in the best interest of our shareholders, employees, neighbors and other stakeholders. We are committed to complying with all applicable local, state and federal regulations governing such participation. Valero’s Government Affairs Department oversees all political activities, including lobbying, that are undertaken on Valero’s behalf and all political activity is undertaken in accordance with Valero’s Political Contributions, Lobbying and Trade Associations Policy. All political and lobbying activities, as well as meetings with government officials, should be coordinated with the Government Affairs Department. In the U.S., Valero offers eligible Employees and shareholders an opportunity to participate in the political process by contributing to the Valero Energy Corporation Political Action Committee (“VALPAC”). Valero encourages civic responsibility among its employees, but other personal political activities should be kept separate from work activities. Amanda is invited to participate in a political event. She is thinking about purchasing a table at the event Q on behalf of Valero and inviting her co-workers because she believes that this particular political event is & beneficial for Company business. What do you think about Amanda’s plan? Amanda can choose to participate in the political event at her own cost and on her own time. Amanda cannot A purchase a table on behalf of Valero; however, she can contact the Government Affairs team to discuss further. 24    Valero Code of Business Conduct & Ethics

Our Culture In Action Culture counts at Valero. What we stand for, what we value and how we do things sets us apart. Please remember that our individual choices and actions, as well as what we do collectively, define us as a company. For that reason, we must never miss an opportunity to Do the Right Thing. This reinforces the culture that supports us in doing our best work. Our Code of Business Conduct and Ethics, rooted in our values, is our guide to making the right choices and acting in the best interests of our Company. By following the Code and living our values, we create and sustain a positive work environment, strong relationships and successful business outcomes. 25

Notes 26    Valero Code of Business Conduct & Ethics

View this document online. Access the Valero Code of Business Conduct and Ethics. Or visit myValero > Service Center > Compliance > Code of Conduct to download a PDF version.

Our products fuel modern life and make a better future possible. WHAT HOW WE FUEL OUR FUELS US THE WORLD VISION Caring about the environment, our Best-in-class producer of Advancing the future of energy employees and the communities fuels and products that are through innovation, ingenuity and where we work and live. foundational to modern life. unmatched execution.